EXHIBIT 3.4

State of Delaware
Secretary of State
Division of Corporations
Delivered 05:07 PM 12/08/2005
FILED 04:58 PM 12/08/2005
SRV 051001371 - 3959736 FILE

CERTIFICATE OF AMENDMENT OF CERTIFICATE OF INCORPORATION

OF

UNITED NATIONS SECURITIES ASSOCIATION

It is hereby certified that:

1. The name of the corporation (hereinafter called the "corporation") is UNITED NATIONS SECURITIES ASSOCIATION.

2. The certificate of incorporation of the corporation is hereby amended by striking out Article First thereof and by substituting in lieu of said Article the following new Article:

"First: The name of the Corporation shall be UNITED NATIONS SECURITIES ASSOCIATION INC."

3. The amendment of the certificate of incorporation herein certified has been duly adopted and written consent has been given in accordance with the provisions of Sections 228 and 242 of the General Corporation Law of the State of Delaware.

/s/ Masaaki Ikawa
Masaaki Ikawa, President